SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

H. J. Heinz Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     A link to the following news article was posted on H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com. Heinz has not received the consent of the author or the publication to use the news article as proxy soliciting material.

* * *

No Eternal Triangle --- How Two Insiders Paved Themselves A Rapid Road to Great Wealth

By Benjamin J. Stein
7874 words
20 March 1989

Nelson Peltz and Peter May are not household words like Rockefeller or Boesky or Trump. In fact, outside the world of packaging and finance and Palm Beach society, their names are hardly known at all. But in fact, in the wake of the recent acquisition of Triangle Industries by the French packaging giant Pechiney, they have walked away with almost $1 billion of cash and value. One year ago, they were not even in the leagues of America's super-rich, and now they are near the top of that heap.

How they got there, especially how they got there in a very short time, aided by a powerful and cagey human being named Michael Milken, is an amazing story of how American finance works in 1989. It is a tale of overwhelming odds against the small investor. Most of all, it is a sad story.

---

In 1983, Nelson Peltz and Peter May, then in their 30s, ran a series of interesting but small companies, carrying the names Triangle, Rowe, and Avery, in the fields of food service, coin-operated vending machines, coal mining and distribution, juke boxes, wire cable, and other odds and ends. Earlier, Peltz had run a small company called Coffeemat, which provided coffee and other hot liquids to offices and shops.

By all accounts, Peltz and May were hard-working aggressive businessmen who ensured a comfortable life for their families. In 1983, however, they hooked up with Michael Milken, then at the top of his game at the high-yield bond department of Drexel Burnham Lambert. Milken, who had, like Peltz, been at the University of Pennsylvania's Wharton School 20 or so years before, offered the services of his borrowing machine to Peltz and May.

The first sizable transaction that appeared on Peltz's and May's plate was the proposed acquisition of a highly troubled and rumor-plagued thrift institution in Beverly Hills called (appropriately) Beverly Hills Savings & Loan. Peltz and May were to pay about $100 million for the S&L, largely to be borrowed through the facilities of Drexel. At the time, Beverly Hills S&L was also a sizable buyer of Drexel's high-yield securities. After a lengthy struggle with a large dissident holder of Bev Hills S&L, Peltz and May were poised to make the deal when, in April 1984, the deal was abruptly terminated by Peltz and May, citing poor recent results at the thrift.

A few months later, in June 1984, Drexel raised about $50 million for Triangle, the main Peltz and May company, through the sale of notes. The proceeds of the sale were to be used for possible future acquisitions. In fact, the proceeds were used to buy other high-yield debt instruments offered by Drexel for a brief time, until they were used by Peltz and May to acquire a roughly 20% stake in a holding company called Central Jersey Industries, formerly a railroad in New Jersey. In the meantime, in what was to become the standard Peltz and May modus operandi, the two men continuously passed out stock in their various companies to their other companies, always keeping the ownership interests in the various entities in motion, issuing new securities -- preferred, convertible, what have you. The picture of who owned what was shifting and unclear.

Peltz and May showed an interest in acquiring the vacuum-cleaner and encyclopedia publisher Scott & Fetzer in 1984, but were beaten out by Warren Buffett's Berkshire Hathaway.

However, in 1985, Peltz and May burst onto the national industrial scene in earnest. They made a topping bid against another Drexel client, Victor Posner, to acquire National Can. After several months of haggling, National Can agreed to be acquired by the far, far smaller Triangle for about $428 million. In the year before the acquisition, Triangle had earned $3.2 million on sales of $290 million. National Can had earned $43 million on sales of almost $2 billion.

The deal had a number of fascinating Milken-related features. For one thing, for a transaction of about $428 million, Drexel would raise almost all of the funds by issuing debt and selling preferred stock. In fact, Drexel agreed to take $15 million of the equity part of the deal. As its fee for this deal, Drexel was to receive about $21 million, or about 5% (it is commonplace in industrial debt offerings for the underwriter to receive less than 1% of the sum raised). Drexel also got almost 100,000 warrants for Triangle stock at a price that has turned out to be a staggering bargain.

Incidentally, the transaction brought a multi-million dollar profit to yet another Drexel client, Carl Icahn, who happened to be the lucky and shrewd holder of several million National Can shares bought just a few days before Triangle, Peltz and May announced their bid at a higher price than Icahn had paid.

By this time, in early 1985, Peltz and May were part of what has been called the Michael Milken "daisy chain." The two had offered to put up multi-million dollar pieces of the funding for Drexel clients T. Boone Pickens and Coastal Corp. in their bids for Phillips Petroleum and American Natural Resources, respectively.

Drexel executives were also investing personally in the Peltz and May deals. Only a few weeks before the two made public their offer for National Can, when Drexel was already working on funding for a National Can acquisition, Michael Milken, his brother Lowell, and many other Drexel colleagues bought over 33,000 shares of National Can at a price significantly less than the price later offered and paid by Peltz and May. These purchases were made before the public at large was aware that a bid for National Can was in the works. The profit on the transaction to the boys in the Beverly Hills office of Drexel was in the hundreds of thousands of dollars, within mere weeks of an investment of about $1 million.

By all accounts, Peltz and May, managers of Triangle Industries, which by mid-1985 owned National Can, were fine executives. Except for the huge interest costs and investment-banking fees associated with the Triangle purchase and Drexel financing, National Can's profits expanded steadily and rapidly under their stewardship.

Meanwhile, as was their style, Peltz and May in May 1985 transferred one division of Triangle to Central Jersey Industries in return for enough preferred stock in CJI to give Peltz and May control of the latter company. That is, they sold a part of one entity they owned to another entity, and in return, got control of that second entity. Thus, at the end of the day, they wound up with both entities, keeping control of the division of Entity One that they had supposedly sold, and doing something very much like eating their cake and having it, too.

In December 1985, in a move that turned out to be pivotal for control of the new enterprises that Peltz and May were spawning, Triangle issued a special one-for-one stock dividend of a new, supervoting preferred share. This new security carried 10 times as many votes as the old common. That meant, of course, that a relatively small number of the new supervoting shares could in fact control Triangle.

The rationale for the new shares, as stated by Peltz and May, was to allow Triangle's current holders to maintain voting power if the company were to sell new convertible issues and those issues were in fact converted to common. But as a matter of fact, the large majority of the Triangle supervoting shares eventually wound up, as we shall see, in the hands of affiliates of Triangle such as Avery (the old coal company) and other entities controlled by Peltz and May. Thus, from the first moment of the issuance of the supervoting stock, Peltz and May had it easily within their power to do as they wished with Triangle, even though they owned a relatively tiny piece of the equity -- never approaching even 15%.

In connection with the issuance of this special supervoting stock and other underwritings, Drexel had acquired a major position in the new shares, which at one time gave it a substantial vote in the affairs of the company.

In other words, Drexel was from the earliest days of Peltz's and May's emergence in the big leagues not just an adviser or lender, but an ongoing partner, integrally involved in the growth of Peltz and May and with a large stake in seeing the two men succeed and continue to operate.

For example, in August of 1986, Peltz and May, who by that time thoroughly controlled CJI, as well as Triangle, although they lacked direct voting control of either, asked Drexel to raise $387.5 million through a public offering of debentures and preferred stock. About $50 million of this offering was used to pay down debt associated with an earlier Drexel financing. A large chunk of the balance was used to buy still other high-yield debt issued by Drexel for other clients. That is, Drexel raised money through high-yield debt for Peltz and May. In turn, much of the proceeds of that offering was used to buy debt raised for other clients of Drexel. Needless to say, Drexel collected fees on each part of each financing.

At about the same time that the CJI financing was being arranged, Peltz and May made an offer for, and then bought the packaging operations of, American Can for about $570 million, also financed by Drexel. At the time, American Can's management had come into the capable hands of ace stockpicker Gerry Tsai. He wanted to convert the industrial giant into a financial-services concern. He was apparently eager to sell the packaging operations, for a combination of about $450 million in cash and about five million shares of the acquiring company, Triangle (roughly a 17% equity stake), to speed his move away from the seemingly unexciting business of making cans.

With the acquisition, Triangle became by far the largest can maker in the United States, with can and packaging sales exceeding $4 billion annually. It is worth noting that the issuance of stock to Tsai and other offerings had by then greatly reduced Peltz's and May's equity in Triangle.

Again, by all published accounts, Messrs. Peltz and May were perfectly capable and intelligent managers of their packaging empire. They cut costs where possible, increased capital spending where it seemed useful, and dramatically raised earnings -- apart from the crushing burden of interest and preferred stock dividends and investment-banking fees.

However, as is usual in the late 1980s, the real action was not on the factory floor, but in the offices of lawyers and investment bankers.

For example, and only to serve as illustrations not meant to be exhaustive, here were a few of the magical effects pulled off by Peltz and May and Drexel:

-- In 1986 and 1987, Peltz and May, through personal holding companies, began to acquire huge chunks of Triangle's supervoting stock. Peltz and May used, almost exclusively loans from Triangle itself to buy the supervoting stock in Triangle. These loans were structured so that Peltz and May not only paid a mere 8.25% in interest, but were allowed by the terms of the loans (made by the company they controlled) to pay interest for a number of years by writing IOUs to create still more indebtedness.

-- At roughly the same time, CJI, another public company controlled by Peltz and May, bought still more supervoting stock in Triangle through a partnership of CJI and a personal holding company of Peltz and May. The seller was primarily Drexel, at a large profit.

-- Still later, in the fall of 1987, Peltz and May traded about one million shares of Triangle one-vote-per-share common stock for the same number of supervoting shares held by CJI. (I have been unable to find out if Peltz and May had to pay anything for those common shares or whether in fact they were loaned the money for them as well.)

-- At the same time, in 1986, Drexel raised money for Avery, the small coal company controlled by Peltz and May, to buy the chemical operations of Uniroyal for about $710 million. Peltz and May said that it was their aim to build an empire of specialty chemical manufacturing simultaneously with the creation of their packaging empire. In connection with that transaction, Drexel dealt itself warrants to buy up to 12 million shares of Avery at below-market prices.

In all of these transactions, the directors of CJI and Triangle were consulted, and they gave their approval. But almost all of the directors of CJI were also directors of Triangle, and almost all were longtime associates of Peltz and May. One director of both Triangle and CJI, an investment adviser from Baltimore named William J. Heffner, was also a director of L.F. Rothschild, the investment bank, which was performing valuation and investment banking services on an ongoing basis for Triangle and CJI. He was also Nelson Peltz's father-in-law.

The nub of all of these transactions was that by shortly before the Crash, Peltz and May personally held enough supervoting stock to give them majority control of Triangle. For almost no money down, without a vote of the shareholders other than Peltz and May, by complex shuffling of ownership interests, with the judicious help of powerful law firms and investment banks, Peltz and May had simply made themselves majority owners of a multi-billion dollar corporation. By the fall of 1987, Peltz and May were not just managing Triangle. They had about 60% of the voting power of the company in their hands.

As was disclosed in 1988 SEC filings (but not at the time the control was being accumulated), Peltz and May considered taking Triangle private on several occasions in 1987. However, as they later reported, they were stymied by the stubbornly high price of their company's stock. That high price would have required borrowing so much that the health of the company would have been imperiled by making the required interest payments. (The discussion of those planned but aborted management buyouts does not even mention any concern that a management buyout might not be in the interests of public holders. Its only stated concern is how much money Peltz and May would have made from the deal, and whether that was sufficient for them.)

The Crash, however, when it came, provided just the opportunity that Peltz and May needed. It also provided them, apparently, with a warning to structure the deal so that if financial markets continued to sour, they would have a way out.

Bear in mind that Peltz and May had simply aggregated to themselves control of Triangle, which by then was the nation's largest can manufacturer. They had not bought it. They had basically used their control of the board of directors to simply take control of the large packaging concern. They could be seen alternatively as having sold themselves for a low price an option to do anything they pleased with the corporation, on pretty much any terms they wished.

However, the Crash was real. If it turned out to be the precursor to a major economic downturn, if securities markets went into decline for a decade, as they had done in the 1970s, Peltz and May could be sorry that they had made a management buyout. They might be saddled through their personal holding companies with an enormous debt flow from Triangle, a faltering can market, nowhere to dump the company, and a complete collapse of their hopes and dreams. If Peltz and May had spent a billion dollars to buy the company's stock, assumed another few billion in debt, and sailed into the mouth of a recession, they would have been astraddle a catastrophe.

Still, if the Crash turned out to be an epiphenomenon of the market, soon to be corrected, without larger economic significance, a gigantic present had just been dropped in their laps.

Suddenly, post-October 1987, there was a gaping hole between the asset value of Triangle and its price as reflected in its share price. That gap had not been there two months earlier, when Triangle stock was in the 40s. But in the low- to mid-20s, if no economic disaster was on the horizon, opportunity was calling with great big JBL speakers.

In other words, there was risk, and there was potential reward on a grand scale.

To my eyes, what followed was a way to take advantge of the opportunity without subjecting the Peltz and May families to untoward risk.

Basically, what Peltz, May, and Milken did was to have CJI, a public company, buy Triangle. Peltz and May owned more than two-thirds of CJI. If there were enormous profits in the buyout, two-thirds of them would still be plenty. If the economy took a dive, then the public holders of CJI would be in the tank, and Peltz and May would be shielded from CJI's debts by that old corporate veil.

The transaction, as originally proposed within days after the Crash and enunciated in a series of filings in the winter of 1987-88, would have three steps. At any one of them, if the economy tumbled, Peltz and May could bail out.

First, pursuant to an "exchange agreement" entered into on Nov. 4, 1987, Peltz and May agreed to swap 3,378,084 shares of the Triangle supervoting stock and 16,000 shares of Triangle regular common for 14,849,117 shares of a new supervoting 9.75% cumulative convertible senior preferred stock of CJI. The new CJI supervoting stock conferred, just by itself, more than 95% of the voting power of CJI upon Peltz and May personally. Combined with other shares they owned, they soon had about 97% of the votes in CJI, of which they also owned about two-thirds of the equity. At the same time, the Triangle supervoting stock they had passed to CJI had slightly more than 55.1% of the votes in Triangle.

That is, in this deft transaction, Peltz and May traded their personal control of Triangle to CJI for overwhelming control of CJI. Thus, they controlled both the holding company, CJI, and its main holding, Triangle, but with a layer of buffer between their own Palm Beach selves and any disaster that might happen.

At the time of the transaction, the investment bank handling the deal (guess who?) put a value of roughly $8 on each CJI 9.75% supervoting share that Peltz and May got. The indicated value of the shares acquired by Peltz and May was thus about $118 million.

The art that is the Sistine Chapel ceiling of modern finance in this deal is that:

-- Peltz and May put up almost no money to get that stock, since they acquired it in a trade for Triangle supervoting stock they had gotten with loans from Triangle (that basically never had to be paid back).

-- That $118 million worth of stock -- bought with basically no money down and no money per month -- conferred control of a company with sales of over $4 billion per annum, with a total capitalization in excess of $3 billion.

In a word, just for being smart, aggressive guys who had a good friend at the corner of Rodeo Drive and Wilshire Boulevard, Peltz and May got control of and majority ownership of one of the largest industrial companies in the world.

A particularly fascinating aspect of the "exchange agreement" between Peltz and May as individuals and Peltz and May as CJI was that "as partial consideration to {Peltz and May} to enter into the Exchange Agreement," as a coy SEC filing put it, Peltz and May caused CJI to pay them in cash $12 million. That is, Peltz and May made CJI -- still a public company, with directors legally responsible to the public -- pay them $12 million to take 80% voting control of a company that they controlled anyway.

Or, to put it another way, Peltz and May caused CJI to pay them $12 million to trade two blocks of stock more or less solely between themselves, since they controlled both sides of the exchange. (In later litigation, Peltz and May agreed to forego $1 million of that $12 million.)

Stage 2 of the CJI takeover of Triangle involved Gerry Tsai.

In an agreement of Nov. 25, 1987, Peltz and May agreed to buy from Tsai's newly renamed Primerica Corp. the nearly five million shares of Triangle that Tsai had gotten about one year earlier as part of the consideration for the sale of American Can to Triangle. Of course, Peltz and May bought the stock through CJI. The sale price was $24.75 a share, plus an adjustment for any additional amount that CJI or any affiliate might pay per share for Triangle stock if CJI later bought out Triangle from its public holders.

This transaction gave CJI greatly added equity in Triangle, but did not add much to the voting control of Triangle that CJI (read Peltz and May) already had.

Taking the Primerica stock and the Peltz-May supervoting stock together, CJI owned, by the end of 1987, 63.3% of the votes of Triangle and about 31% of the equity ownership.

However, in order for Peltz and May to make the truly impressive amounts that are de rigueur in modern finance, they had to be able to buy the balance of the equity ownership cheap and sell it dear. Stage 3 of the Peltz-May transaction called for CJI to buy out all of the non-Peltz-May CJI holders of Triangle for $25 per share in cash plus a $10 stated-value preferred (with first no vote and then half a vote per share), paying the lofty dividend of 15 3/4% -- which could be disbursed as payment-in-kind additional preferred, in case you wondered why they chose to issue a preferred instead of a bond. (A further reason might be that the amount of financing necessary to pay off the cash portion of the buyout, about $535 million, not counting Drexel's lofty fees, would generate enough tax deductions to eliminate tax liability for the foreseeable future. Yet another might have been that, generally, debt securities carry more stringent indenture provisions than even very-high-yield preferred.)

Peltz and May stated that they had decided to buy the company "to acquire all of the common and equivalent equity of Triangle." In other words, when asked by the SEC for the purpose of the deal, they solemnly declared that the purpose of the deal was to do the deal. Even more fascinating is the stated rationale for the public shareholders to do their side of the transaction: "Accordingly, under the CJI proposal, Unaffiliated Triangle Stockholders have been offered $25 in cash and one share of the $10.00 Preferred Stock for each share of the Triangle Securities because such consideration provides them with the opportunity to sell their Triangle Securities for $25 cash and CJI securities which pay fixed annual dividends."

In other words, the reason why Peltz and May expect public holders to tender is that Peltz and May have made them a tender.

In a Jan. 27, 1988, 13-E-3 filing with the SEC by Peltz and May, they noted that the proposed CJI buyout of the public holders was to be reviewed by the few directors of Triangle who were not also directors or employees of CJI. (As far as I can tell, all of those independent business persons were longtime friends and/or colleagues of Nelson Peltz, but they were probably the most independent people who could be found on the board.)

The independent directors were to hire an investment bank to review the terms of the offer to the Triangle public holders. Bear Stearns had been duly hired and had duly reported that in its opinion the CJI proposal was not fair to the unaffiliated Triangle holders. (Somehow, without the terms of the deal being changed in any material way that I could discern, the Triangle independent directors nevertheless later got a fairness opinion from Bear Stearns and approved the deal.)

A part of the three-stage transaction also involved CJI buying back from Triangle certain shares of CJI that Triangle had bought (in order to provide CJI with money to buy control of Triangle).

Yet another part of the CJI buyout of Triangle was that, upon consummation of the transaction, Peltz and May were to be paid off for certain stock options, and paid off for certain incentive awards to the tune of about $8 million each. They were also to be given options on about 100,000 shares in the acquiring company -- in addition to the huge blocks of it they already owned.

Because of a complex agreement about the voting of the Triangle shares acquired from Primerica, Peltz and May controlled only about 57% of the Triangle votes at the time of the July 7, 1988, shareholders' vote on the CJI buyout. Still, in order to amend the Triangle certificate of incorporation and approve the sale of Triangle to CJI, only an additional 9% of the votes of Triangle stock would be needed to reach the necessary two-thirds vote. The matter came to a vote, the acquisition was overwhelmingly approved. CJI, the acquiring company, changed its name to Triangle.

Peltz and May, who had paid almost nothing for their controlling shares (having simply issued most of them to themselves and made Triangle pay for them, in essence), emerged from the July 7, 1988, meeting as masters of a large packaging company, with large chunks of cash in their hands (aggregating about $27 million) for having made themselves kings of Other People's Money.

Drexel walked away from the deal with fees of about $46 million for raising money, offering advice, and -- in a truly incredible turn -- soliciting changes in the language of a CJI debenture, for which they were paid $3 million plus options worth potentially millions more. Drexel also left with warrants to buy up to 300,000 CJI shares at about $13.76 per share at some future date. All told, from the Peltz-May transactions up to and including the acquisition, Drexel is reported to have earned about $150 million in fees and profits.

Interestingly enough, other large shareholders of CJI after the buyout of Triangle included the CEO of Banner Industries, a long-term Drexel pal; Saul Steinberg's Reliance Financial Services; and that friend and neighbor of Drexel, Fred Carr and his First Executive Corp.

As things stood in July 1988, the public stockholders of Triangle had been taken out of the picture of any future growth or profitability of their company by a series of clever maneuvers. These were all done (prior to the final vote in July 1988) without any vote of the shareholders. That is to say, without any vote by the persons most directly involved, the public holders, Nelson Peltz and Peter May had used those public holders' money to buy for themselves, at almost comically low prices, control of the public holders' company. Without ever fully and completely disclosing the results of the entire operation, only doling out bits and pieces in 13-D filings with the SEC, Peltz and May mounted a palace coup, traded on knowledge of the company vastly greater than that of any possible public holder, used stockholders' money for that trading, and took over Triangle. When 1986 began, the public holders of Triangle owned the company in votes and equity. By mid-1988, without having been paid one penny by Peltz and May, without ever having been allowed to vote on it, the public holders were basically the tenants of Peltz and May, holding their ownership at the whim of the two titans. By the end of the shareholders' meeting in the third floor auditorium of the Manufacturers Hanover Trust Co. at 270 Park Ave. in New York, the public shareholders were simply pensioners of Peltz and May, basically without anything but a small residual interest in the company.

For sheer effrontery, cunning and daring, the Peltz-May-Milken method of taking over Triangle totally outclasses the crude old-fashioned method of actually submitting a management takeover and buyout to voting, crudely requiring that actual money be paid to facilitate management control. Peltz and May, operating within the strict letter of the law of Delaware, took control just by the stroke of a pen. It was a fancy footwork, indeed.

Delaware law does not require that managers of a public company submit issuances of new stock to a vote of the shareholders. It likewise does not explicitly require that shareholders be allowed to vote on management simply giving themselves voting control of a company. However, this complaisance is in seeming conflict with the notion expressed in other Delaware cases that when life or death decisions, turning points in the life of a company, are reached, the directors must act to maximize shareholder value, putting their interests and the interests of managers second to the interests of public holders. It is difficult for me to see how the directors thought that allowing Peltz and May to take control of a booming company without paying any control premium -- in fact, paying almost nothing at all -- was in the best interests of the shareholders. For one thing, it eliminated any possibility of the holders ever receiving a control premium from an outside party. For another, it gave Peltz and May every opportunity to transfer as much of the value of the company to themselves, and take as much of it away from the public holders, as they could. Certainly, directors using company money to deprive their public stockholders of the advantage of a possible control premium is a questionable way to maximize shareholder value.

Further, under Delaware law, as well as under fiduciary law everywhere, special corporate opportunities may not be simply seized by the managers or major holders. They must be offered first to public holders. Yet no one but Peltz and May were ever offered the chance to use corporate loans, repayable more or less at will, to acquire the 10-to-1 supervoting stock. It is hard for me to see how, under law, this very remarkable corporate opportunity could have been offered to Peltz and May, but to no one else connected with the ownership of the company.

In any event, by July 1988, Peltz and May bestrode the world of packaging like two colossi. Yet, as it happened, their activities leading to control of Triangle were only the curtain raisers to a truly magnificent opera partly written in France.

From the very beginning of their filings with the SEC about the three-stage buyout process, Peltz and May had made public certain undertakings about the future of Triangle and CJI. Included in these were the solemn words that Peltz and May had no plans or proposals to sell or merge Triangle, sell any substantial amount of its assets, issue new securities beyond those disclosed, or in any way change the makeup of the board of directors or the capitalization of the company. (This was later slightly amended to say that Triangle had received no "firm" proposals to buy the company or any part of it.) Further, Peltz's and May's SEC filings specifically said that in valuing the offer to Triangle holders, they had not even considered the liquidation value of Triangle, since they were not even considering a major sale of assets. Triangle holders were reassured about this in the proxy for the July 7, 1988 meeting.

However, as was later disclosed in a Dec. 6, 1988, 8-K filing with the SEC, a huge French corporation named Pechiney, with interests in packaging, had for years had a business relationship with Triangle. In April 1987, Peltz met an official of Pechiney, which was owned, interestingly enough, mostly by the Republic of France. Peltz offered to buy a packaging division of Pechiney. Pechiney declined the offer. In August, the offer was repeated, and again declined. That month, Peltz and May met with the same official to discuss joint ventures in Europe between Pechiney and Triangle.

In October 1987, Pechiney, in writing, expressed an interest in buying a large stake in Triangle, along with entering into a joint canning venture. Peltz expressed interest, but, according to the 8-K, Pechiney did not follow up at that time.

No filing was made to the SEC about these contacts, and no disclosure was made to Triangle stockholders or to the investment community generally until much later. However, it was, of course, known to Messrs. Peltz and May when they prepared the CJI buyout of the Triangle affiliate.

The contacts between Peltz and Pechiney resumed, by what must be the luckiest coincidence in financial history, on July 12, 1988, a mere five days after the formal approval of the CJI buyout of Triangle, before the distribution of the cash and preferred paid for Triangle common had even been made. At that time, through an intermediary in the government of France, Pechiney expressed an interest in acquiring all of Triangle. At that time, Triangle stock (formerly called CJI) was trading at about $8 per common share.

On July 28, 1988, after further discussion, Peltz told Pechiney that Triangle might be for sale at the right price.

Through August and September of 1988, there were further discussions between Peltz and the French, in person and through colleagues. By mid-September of 1988, a price was on the table. There was still no public disclosure of any part of the negotiations.

In October and November, there were more detailed negotiations, including the usual obligatory walkouts and breaking off of negotiations. By mid-November of 1988, the negotiations were at a detailed stage, and by Nov. 16 (give or take a day) an outline of a detailed agreement was reached, as far as I can tell from the 8-K. On Nov. 19, the board of Triangle met and discussed the offer. It was announced to the world at large on Nov. 21, 1988.

The terms of the acquisition by Pechiney, a foregone conclusion as soon as it was agreed to by Peltz by reason of his overwhelming (more than 87%) voting control of Triangle, called for Pechiney to make the following payments:

To Peltz and May, $830 million for their supervoting 9.75% senior preferred, cost basis to them, out of pocket, $12 million in 1983 plus their signatures on a loan from Triangle in the amount of about $33 million. Peltz and May would also get bought out of certain options and performance incentives that would yield about another $4.6 million, at least. The payments to Peltz and May were to be made in the form of interest-bearing notes of the government of France.

For the holders of the CJI common, which had just a few days earlier been trading at $8, the sum of $56 a share, or a total of $82.3 million.

To Drexel, for the exercise of their 300,000 warrants at about $14 a share, about $12 million.

For all the rest of the equity holders, including the former Triangle common holders who were so recently issued the $10.63 preferred, about $536 million. (The preferred was redeemed at par, which had been raised by 62 1/2 cents from Peltz's and May's first offer, constituting a 1.87% increase in the face value of the consideration offered the Triangle common.)

There are several dimensions to what happened in the whole process culminating with the Pechiney takeover. One is mathematical. Pechiney basically assumed all of the debt associated with the packaging portion of Triangle when it bought the company (which, again, had been named CJI until it took over Triangle and assumed its name). It paid, as noted, about $1.46 billion for the equity part of Triangle. Added to that sum, to make sense, must be the roughly $455 million that had just been paid for the cash portion of the Triangle buyout (18.2 million shares multiplied by $25). That is, to get the meaningful value of what all of the equity of the Pechiney purchase of Triangle would have been had the CJI buyout of Triangle holders not occurred in July, one would take the Pechiney equity payments and add in the cash that had just been paid for the Triangle public holders' common. (Nelson Peltz pronounced as sound this analysis.)

But, prior to the CJI buyout (basically the Peltz-May buyout) in July, the public holders owned about 68% of the equity of Triangle. Their share of the total equity would have been about $1.29 billion, instead of the $609 million they got.

To be sure, the Triangle package bought by Pechiney included a number of non-packaging assets from the old Rowe, Brandt and Avery companies. Peltz and May are required to buy back those companies from Pechiney for $225 million. If we subtract that sum from the total $1.9 billion of equity in the Pechiney buyout, then the public holders would (absent the CJI buyout) have gotten 68% of $1.675 billion, or about $1.14 billion.

Even with this adjustment, the ordinary public holders of old Triangle would have gotten roughly $500 million more than they got.

On a per share basis, the old Triangle common holders -- had they still owned their commensurate share when Pechiney bought them out -- would have gotten not the $33.50 (present value) they in fact got, but about $62.60 a share. That represents an 87% premium over what they in fact received.

In the many SEC filings associated with the CJI buyout of Triangle, Peltz and May repeatedly state that they believe that the best interests of Triangle's holders would be served by their tendering into the Peltz-May offer. As things turned out, they were deeply, thoroughly wrong about that.

Now, of course, if the CJI buyout had not taken place, and if Pechiney had wanted to buy out Triangle, the whole deal would have been structured very differently. Pechiney would not have paid a huge amount to Peltz and May for their control shares. Instead, the total payment would have been spread across the whole shareowning spectrum, with the public holders getting somewhat closer to a proportional share of the pie.

But even before the CJI buyout iced things, Peltz and May would still have gotten a disproportionate premium for their shares. After all, Peltz and May owned the control shares. They were able to take the entire control premium that would have accrued to all of the shareholders and apply it to themselves only.

But by the CJI buyout in July, they were able to command not only the control premium in their own hands, they also had (by that buyout) two-thirds of the equity ownership in their hands, as well. They had, by issuances of supervoting stock, and taking ownership of that stock, thanks to loans, accomplished the basic equivalent of the LBO: They had transferred all of the equity upside of thousands of shareholders into just a few hands. They had (basically) seized all control value, and most of the equity ownership value in Triangle and transferred it to themselves. Most of that missing $500 million that might have gone to the public holders went straight to Peltz and May.

To get some idea of just how much value was transferred in the deal, note that in July, the proceeds from the sale of one Triangle common share would have bought about four old CJI shares. (Triangle shares were bought out at $33.50. CJI shares were selling for slightly more than $8.) If a trader had taken his $33 and bought four CJI shares, soon renamed Triangle, and seen Pechiney buy out the new Triangle (the old CJI), he would have seen his $33 turn into at least $224. All of that gap comes from value transferred by the Peltz-May deals from the ordinary shareholder to themselves -- owners of about two-thirds of the new Triangle.

In every sense, the maneuvers were dazzling.

In addition to the math dimensions of the deals, however, there are ethical and legal dimensions.

Peltz and May were fiduciaries for the old Triangle holders by virtue of being the chief executive officers and controlling shareholders of the company. They owed a high standard of behavior to their holders, keeping the public holders' benefit in mind at all times.

They were also the chief executives and controlling holders of CJI, and owed a fiduciary duty to the public holders of that company.

In addition, like any human beings, they owed a duty to themselves and to their families to get as rich as possible as fast as possible.

How could they possibly have squared those responsibilities? How, conceivably could they have gotten the best possible price for the CJI holders in the Triangle acquisition, and also have gotten the best price for the Triangle stockholders on the sell side of the same deal?

It gets even worse. How could they square their own interest in taking control of CJI as cheaply as possible with their unequivocal duty to protect the CJI holders other than themselves and keep as much of the equity of the company as possible in the hands of holders other than themselves?

The conflicts of interest that Peltz and May faced seem to me to be literally impossible to resolve in any fair way.

As far as I have been able to determine, Peltz and May in fact resolved them in the way that has become standard in 1980s America. On every occasion, they made a few ritual bows to ethical duty, mumbled a few phrases, and then did whatever most benefited them personally.

There may be steps in this tortured sequence of deals in which Peltz and May acted unselfishly, for the benefit of persons to whom they had legal and moral duty. I have not been able to find them.

In preparing this analysis, I talked at some length to Anthony Graziano, the in-house counsel for Peltz and May, and to Peltz himself. Both men are extremely engaging on the telephone. Both absolutely and enthusiastically deny any wrongdoing. Peltz in particular insisted that he had not mistreated his stockholders. He repeatedly pointed out how well Triangle stock had performed in 1985 and 1986 and 1987. He said he was entitled to his and May's gains of close to a billion dollars. They had worked hard for their three years in the can business, had the foresight to get into it when no one else wanted to, according to them, had remade American Can and National Can into far more efficient producers, and had staked their own time and money. Peltz insisted that he believed that the $12 million he put into Triangle, plus his hard work and daring, was a perfectly fair price for control of a multibillion dollar company.

Peltz argued strenuously that he had not knowingly paid the public Triangle holders one penny less than he thought they should get for their shares. He said that he believed that he had gotten the company at a good price, but that this did not mean that his public holders had sold at a bad price. His motive in buying the company for CJI, he said, was not to make money and buy cheap and sell dear, but to work in a business that he loved, with people he loved. He agreed that in fact it had turned out that he had made an extraordinary buy, but, he said, that was what he was supposed to do, "because I'm a capitalist." He said he did not believe that as a capitalist he was capitalizing on his control powers and inside knowledge to squeeze out his public holders. He had done what he thought was right at all times, he insisted.

He also said that he felt good with his new big-time wealth, but that he did not feel as good as one might think, because he missed his friends from Triangle and was itchy because he did not have a large business to run right now. He was a charming conversationalist and a genuinely likeable man. (Representatives of Paul, Weiss, Rifkind, Wharton & Garrison, Peltz's and May's law firm, and Bear Stearns earnestly denied any wrongdoing of any kind in the whole series of transactions.)

But as a matter of basic definition, Peltz and May were trading on inside information. They had to know more about their business than any outside investor. They knew every detail of every part of their business, especially its value in a sale or liquidation. Clearly, in receipt of this knowledge, they traded to the tune of taking control of the whole company -- albeit mostly with other people's money. As a clear example, they were telling investors of all of the risks in the can business and its huge downside potential -- which is real enough. But at the same time, knowing of the liquidation and resale value of Triangle, they were huge buyers just as they were inducing their public holders to sell. Peltz and May were arranging both the buy and the sell sides of the deal on extremely special information that only an insider could have. This information was not about an oil strike or a technical breakthrough. It was about the value of the whole company.

How this is less questionable than trading on inside knowledge of any individual key fact about a company's value is a mystery to me.

A major scandal has erupted in France involving French government officials and their pals, accused of buying Triangle stock cheap before the announcement of the Pechiney takeover and making a killing when the takeover was announced and Triangle shares soared.

But the largest single purchaser in the week before the Pechiney-Triangle transaction was announced was Drexel Burnham Lambert. Steven Anreder, a spokesman for Drexel, said that the purchase of more than 70,000 Triangle shares just prior to the announcement was accounted for entirely by Drexel's making a market in Triangle shares.

If the past is prologue, no action will be taken about any part of the entire series of transactions by any regulatory agency. The private lawsuits have already been settled on the usual terms -- pennies for the individual holders, hundreds of thousands for a few lawyers. Nelson Peltz will live grandly and make still more deals and more hundreds of millions. What is to stop him?

---

Benjamin J. Stein is a lawyer and economist who writes from Los Angleles.

* * *

The following press release was issued by H. J. Heinz Company:

FOR RELEASE UPON RECEIPT

HEINZ ANTICIPATES REPORTING HIGHER THAN EXPECTED FIRST QUARTER RESULTS REFLECTING GROWTH IN CORE CATEGORIES AND BUSINESSES

Heinz Projects:
o	1st Quarter Volume Growth of More Than 3%
o	Sales Growth of More Than 6%
o	Operating Income Growth of Approximately 10%
o	EPS Growth Near 20%

PITTSBURGH, July 19, 2006 – H.J. Heinz Company (NYSE:HNZ) announced today that it anticipates excellent results for the first quarter ending August 2, 2006, with strong growth in earnings per share, operating income, sales and volume, and confirms it is comfortably on track to meet its full-year EPS guidance of $2.35.

The Company anticipates continued strong sales performance in the first quarter, with volume growth of more than 3% and overall sales growth in excess of 6%, driven by good performance in U.S. Consumer Products, Canada, Italy, Indonesia and Australia. The Company expects operating income growth of approximately 10% from continuing operations (excluding prior year special items of $32 million). EPS is expected to increase close to 20% when compared to last year’s $0.47 from continuing operations (excluding special items of $0.07 that reduced EPS), and approximately 40% when compared to reported results from continuing operations. As we noted on June 1, the effective tax rate for FY07 will fluctuate throughout the year, with the effective rate for the first quarter below the 30% full year forecast.

Heinz Chairman, President and CEO William R. Johnson said: "We are pleased with the strong start to this fiscal year, with EPS expected to be above current consensus for the first quarter. The transformative steps we have taken over the past four years are paying off and driving this year’s performance. The first quarter underscores our confidence in the full year EPS outlook of $2.35 and as a result we anticipate the ability to support additional innovations in our core businesses in order to sustain our growth in the coming years.”

Heinz’s U.S. Consumer Products business continues to show strong momentum, with sales growth projected in excess of 8% and double-digit operating income growth. Importantly, Europe and the Foodservice segments are expected to deliver solid single-digit profit growth, and the Asia Pacific segment is expected to deliver operating income growth in excess of 25%, driven by strong results in Indonesia, China and Australia.

H.J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057

2

Heinz will host a Webcast of the Company’s first Quarter results on Thursday August 31, 2006 at 8:30 AM EDT.

# # #

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

3

  changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz's proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz's definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz's Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s Schedule 14A filed with the Securities and Exchange Commission on July 18, 2006.

ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034